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Exhibit 3.17

CERTIFICATE OF FORMATION

OF

BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C.

        This Certificate of Formation is being executed as of August 26, 2004, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

        The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

          1.     Name.    The name of the limited liability company is Boise Building Solutions Distribution, L.L.C. (the "Company").

          2.     Registered Office and Registered Agent.    The Company's registered office in the State of Delaware is located at 1209 Orange Street, Corporation Trust Center, Wilmington, DE 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ JAMIE E. JEDRAS Jamie E. Jedras, an Authorized Person

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  Exhibit 3.17
CERTIFICATE OF FORMATION OF BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C.